[FORM - Closed-end Fund/Exemptive Order]

                          FRANKLIN MUTUAL RECOVERY FUND

                          Preamble to Distribution Plan

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Franklin Mutual Recovery Fund (the "Trust") as if Rule 12b-1 applied to the Trust, a closed-end management investment company, in compliance with the conditions imposed in an Order of Exemption from certain provisions of the 1940 Act, granted on _________ ___, 2003, by the U.S. Securities and Exchange Commission (the "Order"), for the use of the Class A shares of the Trust, which Plan shall take effect on the date the Class A shares of the Trust are first offered for sale (the "Effective Date of the Plan"). Under the Order, the Trust may offer and sell shares of different classes of the Trust with varying distribution related charges in compliance with Rules 12b-1, 18f-3 and 6c-10 under the 1940 Act and other conditions of the Order, as if the Trust were an open-end management investment company. The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust and Franklin Mutual Advisers, LLC. ("Advisers") and the terms of the underwriting agreement between the Trust and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers under the Investment Management Agreement was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to Advisers, Distributors, or others or by Advisers or Distributors to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.


                                DISTRIBUTION PLAN

1. The Trust shall pay to Distributors or others for expenses incurred by Distributors or others in the promotion and distribution of the Class A shares of the Trust, as well as for shareholder services provided for existing Class A shareholders of the Trust. Distribution expenses may include, but are not limited to, the expenses of the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors' overhead expenses attributable to the distribution of Trust shares; or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Trust on behalf of customers, forwarding certain shareholder communications from the Trust to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Trust. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the non-interested trustees.

2. The maximum amount which shall be paid by the Trust to Distributors or others pursuant to Paragraph 1 herein shall be [Insert fee level as approved by Board] per annum of the average daily net assets of the Trust held with respect to the Class A shares of the Trust. Said payment shall be made quarterly by the Trust to Distributors or others.

3. In addition to the payments which the Trust shall make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, Advisers, Distributors or other parties on behalf of the Trust, Advisers or Distributors make payments that are deemed to be payments by the Trust for the financing of any activity primarily intended to result in the sale of Class A shares issued by the Trust within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan and the purposes for which such expenditures were made, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the independent trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan may be terminated at any time by vote of a majority of the outstanding voting securities of the Trust or by vote of a majority of the independent trustees, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust or by vote of a majority of the independent trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment (as defined in the Act) of such agreement or of the Investment Management Agreement between the Trust and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Trust's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the independent trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's independent trustees shall be committed to the discretion of such independent trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.



FRANKIN MUTUAL RECOVERY FUND


By:  _________________________
      Murray L. Simpson
Title:      Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  _________________________
      Leslie M. Kratter
Title:      Secretary



Dated:  __________________